Exhibit 23(d)




             [Letterhead of Clark, Thomas & Winters]



                             CONSENT


      We consent to the reference to our firm under the heading "Experts" in the Quarterly Report on Form 10-Q being filed on or about the date hereof by Entergy Corporation, Arkansas Power & Light Company, Gulf States Utilities Company ("GSU"), Louisiana Power & Light Company, Mississippi Power & Light Company, New Orleans Public Service Inc. and System Energy Resources, Inc. We further consent to the incorporation by reference in the registration statements of GSU on Form S-3 and Form S-8 (File Numbers 2-76551, 2-98011, 33-49739, and 33-51181) of such reference and Statements of Legal Conclusions.



                                   /s/ Clark, Thomas & Winters
                                   A Professional Corporation

                                   CLARK, THOMAS & WINTERS,
                                   A Professional Corporation

Austin, Texas
August 7, 1995